June 24, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0051 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance by the asset.  At maturity, if the value of the asset has decreased to or below a trigger price, the investor is exposed fully to the negative price performance. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  In exchange for enhanced performance, subject to the maximum return, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature.  The Trigger PLUS are not principal protected.  The Trigger PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM”)
Share underlying index:	MSCI Emerging Markets Index
Aggregate principal amount:	$5,615,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Underwriting fee and issue price” below)
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011
Maturity date:	June 27, 2013
Payment at maturity per Trigger PLUS:	■ If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final share price is less than or equal to the initial share price but greater than the trigger price: $10
■ If the final share price is less than or equal to the trigger price:
($10 x share performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$45.50, the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	June 24, 2013, subject to postponement for non-trading days and certain market disruption events.
Leverage factor:	200%
Trigger price:	85% of the initial share price
Maximum payment at maturity:	$12.80 per Trigger PLUS (128% of the stated principal amount)
CUSIP:	17317U881
ISIN:	US17317U8817
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.0000	$0.2250	$9.7750
Total	$5,615,000.00	$126,337.50	$5,488,662.50
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Trigger PLUS. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, will receive an underwriting fee of $0.2250 from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.2250 for each Trigger PLUS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Fact Sheet—Fees and selling concessions.”

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement and the related PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on May 16, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities
The Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013 (the “Trigger PLUS”) can be used:

■	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares
■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario
■
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

■	To provide limited protection against a loss of principal in the event of a decline in the underlying shares on the valuation date, but only if the final share price is greater than the trigger price

Maturity:	Approximately 2 years

Leverage factor:	200%

Maximum payment at maturity:	$12.80 per Trigger PLUS (128% of the stated principal amount)

Trigger price:	85% of the initial share price

Coupon:	None

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in this pricing supplement.

Information as of market close on June 24, 2011:

Bloomberg Ticker Symbol:	EEM UP

Current Share Price:	$45.50

52 Weeks Ago (on 6/25/2010):	39.45

52 Week High (on 4/26/2011):	50.21

52 Week Low (on 6/30/2010):	37.32

June 2011	Page 2

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Shares of the iShares® MSCI Emerging Markets Index Fund – Daily Closing Prices January 3, 2006 to June 24, 2011

Key Investment Rationale
The Trigger PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $12.80 per Trigger PLUS (128% of the stated principal amount).

Investors can use the Trigger PLUS to leverage returns by a factor of 200% up to the maximum payment at maturity and provide limited protection against a loss of principal in the event of a decline in the underlying shares on the valuation date, but only if the final share price is greater than the trigger price.  The trigger price will be 85% of the initial share price.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.

Payment Scenario 1
The underlying shares increase in price and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $12.80 per Trigger PLUS (128% of the stated principal amount).

Payment Scenario 2
The final share price is less than or equal to the initial share price but is greater than the trigger price. In this case, you receive the full stated principal amount at maturity even though the underlying share price has depreciated.

Payment Scenario 3
The underlying shares decline in price by more than 15%. At maturity, the Trigger PLUS redeem for at least 15% less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount proportionate to the decline in the price of the underlying shares on the valuation date. (Example: if the underlying shares decrease in price by 30%, the Trigger PLUS will redeem for $7.00, or 70% of the stated principal amount.)

June 2011	Page 3

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 12)

■	Trigger PLUS do not guarantee return of any principal.

■	No interest payments.

■	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares and the stocks composing the MSCI Emerging Markets Index, and you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.

■	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index.

■	The price of the underlying shares is subject to currency exchange risk.

■	There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of emerging markets equity securities.

■	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the Trigger PLUS.

■	The iShares® MSCI Emerging Markets Index Fund and the share underlying index are different.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS.

■	The U.S. federal income tax consequences of an investment in the Trigger PLUS are unclear.

June 2011	Page 4

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 24, 2011	June 29, 2011	June 27, 2013

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM”)
Share underlying index:	MSCI Emerging Markets Index
Aggregate principal amount:	$5,615,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Syndicate Information” on page 8)
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but greater than the trigger price:
$10
If the final share price is less than or equal to the trigger price:
($10 x share performance factor)
This amount will be less than the stated principal amount of $10 and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.

Leverage factor:	200%
Trigger price:	85% of the initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$45.50, the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	June 24, 2013, subject to postponement for non-trading days and certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$12.80 per Trigger PLUS (128% of the stated principal amount)
Risk factors:	Please see “Risk Factors” beginning on page 12.
Clearing and settlement:	DTC

June 2011	Page 5

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	17317U881
ISIN:	US17317U8817
Tax considerations:
Each holder, by purchasing a Trigger PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year.

Even if the treatment of the Trigger PLUS as prepaid forward contracts is respected, the Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the Trigger PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its Trigger PLUS in the underlying shares and sold those shares for their fair market value on the date its Trigger PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Trigger PLUS and would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their Trigger PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their Trigger PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)

June 2011	Page 6

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in the underlying shares or any stocks composing the share underlying index, futures and options contracts on the underlying shares, futures and options contracts on any stocks composing the share underlying index listed on major securities markets or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the price of the underlying shares, and, accordingly, potentially increased the initial share price, and, therefore, increased the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Trigger PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Trigger PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Trigger PLUS or (B) its acquisition and holding of the Trigger PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, will receive an underwriting fee of $0.2250 from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.2250, subject to reduction for volume purchase discounts, for each $10 Trigger PLUS they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Trigger PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly, without the prior written consent of the client.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

June 2011	Page 7

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Trigger PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Trigger PLUS for Any Single Investor	Price to Public per Trigger PLUS	Underwriting Fee per Trigger PLUS	Selling Concession per Trigger PLUS
< $1,000,000	$10.0000	up to $0.2250	up to $0.2250
≥ $1,000,000 and < $3,000,000	$9.9625	up to $0.1875	up to $0.1875
≥ $3,000,000 and < $5,000,000	$9.9438	up to $0.1688	up to $0.1688
≥ $5,000,000	$9.9250	up to $0.1500	up to $0.1500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Trigger PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2011	Page 8

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	200%

Trigger price:	85% of the initial share price

Maximum payment at maturity:	$12.80 per Trigger PLUS (128% of the stated principal amount)

Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

■
If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 114% of the initial share price.

■	If the final share price has appreciated from the initial share price by 5%, investors will receive a 10% return, or $11.00 per Trigger PLUS.

■
If final share price has appreciated from the initial share price by 30%, investors will receive only the maximum payment at maturity of $12.80 per Trigger PLUS, or 128% of the stated principal amount.

■
If the final share price is less than the initial share price but greater than the trigger price, investors will receive an amount equal to the $10 stated principal amount, regardless of the final share price.

June 2011	Page 9

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

■
If the final share price is less than or equal to the trigger price, investors will receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

■	If the underlying shares depreciate 15%, investors would lose 15% of their principal and receive only $8.50 per Trigger PLUS at maturity, or 85% of the stated principal amount.

June 2011	Page 10

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10  +  leveraged upside payment; subject to the maximum payment at maturity.

	Leveraged Upside Payment
Principal	Principal		Leverage Factor			Share Percent Increase

$10 +	$10	x	200%	x	(	final share price – initial share price initial share price	)

In no event will the leveraged upside payment result in a payment at maturity greater than a maximum payment at maturity of $12.80 per PLUS (128% of the stated principal amount).

If the final share price is less than the initial share price but greater than the trigger price:

the stated principal amount of $10

If the final share price is less than or equal to the trigger price:

$10  x  share performance factor

Principal		Share Performance Factor

$10	×	final share price
initial share price

Because the share performance factor will be less than or equal to 0.85, the payment at maturity will be less than or equal to $8.50 and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.

June 2011	Page 11

561,500 Trigger PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 27, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

■
Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final share price is less than or equal to the trigger price (which is 85% of the initial share price), the payout at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the decrease in the value of the underlying shares. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

■
Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2006 to June 24, 2011, the closing price of the underlying shares has been as low as $18.22 per share and as high as $55.64 per share. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the Trigger PLUS, and possibly zero.

■
Potential for a lower comparable yield. The Trigger PLUS do not pay any periodic interest. As a result, if the final share price of the underlying shares does not increase sufficiently from the initial share price, the effective yield on the Trigger PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $12.80 per Trigger PLUS, or 128% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 128% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 14% of the initial share price will not increase the return on the Trigger PLUS.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares and the stocks composing the share underlying index, interest and yield rate levels in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and that may affect the final share price, the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the share underlying index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the share price, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, to pay all amounts due on the Trigger PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Trigger PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Trigger PLUS.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the share underlying index.

■
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks composing the share underlying index, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors

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and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;

■	existing and expected interest rate levels;

■	the balance of payments; and

■	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

■
There are risks associated with investments in securities such as the Trigger PLUS linked to the value of emerging markets equity securities. The stocks composing the share underlying index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Trigger PLUS. The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS. MSCI is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The iShares® MSCI Emerging Markets Index Fund and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the share underlying index or due to other circumstances. The Investment Advisor may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the share underlying index.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Trigger PLUS in secondary market transactions

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will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.  Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial share price and the trigger price, will determine the final share price and the share percent increase or share performance factor, as applicable, and will calculate the amount of cash you will receive at maturity, if any. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares and the calculation of the final share price in the event of termination of the iShares® MSCI Emerging Markets Index Fund, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and have carried out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying shares and the share underlying index), including trading in the underlying shares and the stocks composing the share underlying index, as well as in other instruments related to the underlying shares and the share underlying index. Our affiliates also trade the underlying shares, the stocks composing the share underlying index and other financial instruments related to the underlying shares and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial share price and, therefore, could have increased the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the Trigger PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of ownership and disposition of the Trigger PLUS might be affected materially and adversely.  As discussed above under “Tax considerations,” even if the treatment of the Trigger PLUS as prepaid forward contracts is respected, the Trigger PLUS could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the Trigger PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Trigger PLUS.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Trigger PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS (including possible

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alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the Trigger PLUS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws. As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Trigger PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. As of March 31, 2011, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indexes:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

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Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review. The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

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Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from January 3, 2006 through June 24, 2011. The closing price of the underlying shares on June 24, 2011 was $45.50. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2006
First Quarter	$ 33.59	$ 30.43	$ 33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter (through June 24, 2011)	50.21	45.50	45.50

Validity of the Trigger PLUS

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “guarantor”) and counsel to the issuer, when the Trigger PLUS offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS and related guarantee will be legal, valid and binding obligations of the issuer and the guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the issuer’s Registration Statement on Form S-3 (No. 333-172554).

Additional Considerations

If the underlying shares are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and

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the price of such successor or substitute securities will be substituted for all purposes. If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the share underlying index. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Trigger PLUS, the Trigger PLUS will bear interest, payable upon demand of the beneficial owners of the Trigger PLUS in accordance with the terms of the Trigger PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.40% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2011	Page 20

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS
Page

Citigroup Funding Inc.

561,500 Trigger PLUS Based on the iShares® MSCI Emerging
Markets Index Fund

Due June 27, 2013
$10 Principal Amount per Trigger PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
June 24, 2011
(Including PLUS Product Supplement Dated May 16, 2011, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

Pricing Supplement
Final Terms	1
Investment Overview	2
iShares® MSCI Emerging Markets Index Fund Overview	2
Key Investment Rationale	3
Summary of Selected Key Risks	4
Fact Sheet	5
Syndicate Information	8
How Trigger PLUS Work	9
Payment at Maturity	11
Risk Factors	12
Information about the Underlying Shares	16
Historical Information	19
Validity of the Trigger PLUS	19
Additional Considerations	19

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28